EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No 333-117463 on Form S-8 of our report dated, March 18, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for goodwill in 2002), relating to the financial statements and financial statement schedule of Xenogen Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Deloitte & Touche LLP

San Francisco, California

March 18, 2005